LEHMAN BROTHERS INCOME FUNDS

INSTITUTIONAL CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

     Neuberger Berman Core Bond Fund

Date: September 26, 2008